A-6, Maharani Bagh New Delhi-110065 Ph. : 011-41626470-71 E-mail : info@bansalco.com Website : www.bansalco.com	BANSAL & CO LLP CHARTERED ACCOUNTANTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Ameritek Ventures, Inc, Las Vegas, Nevada.

Results of Review of Interim Consolidated Financial Statements

We have reviewed the accompanying interim consolidated balance sheet of Ameritek Ventures, Inc (the "Company") as of September 30, 2022, for the nine-month period then ended, and the related notes collectively referred to as the "interim consolidated financial statements". Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Basis for Review Results

These interim consolidated financial statements are the responsibility of the Company's management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"). A review of interim consolidated financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ S.K. Bansal

CA Surinder K. Bansal

M. No. 014301

Bansal & Co. LLP,

New Delhi, India

Date: January 19th, 2023

Place: New Delhi

Branches :

Mumbai : Premises No. 7 & 8, Ground Floor, Wing-A. Raghavji Buildni g, 15/17, Raghavji Road, Gowalia Tank, Mumbai-400026, Mob.: +91 9999668270 Bhopal : Nyaya Sangat, E-7/119, llnd Floor, LalaLajpat Rai Society, Arera Colony, Bhopal-462016 (MP) Ph. : 0755-4076725, 2769224/5, Mob.: +91 9425393729 Dehrad u n : 1st Floor, C-4, Rich Look, Near LIC Building, Haridwar Road, Dehradun, Uttarakhand, Mob. : +91 9811151506